EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bath & Body Works, Inc. Associate Stock Purchase Plan of our reports dated March 18, 2022, with respect to the consolidated financial statements of Bath & Body Works, Inc., and the effectiveness of internal control over financial reporting of Bath & Body Works, Inc., included in its Annual Report (Form 10-K) for the year ended January 29, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grandview Heights, Ohio

June 2, 2022